Exhibit 99.1

Hepion Pharmaceuticals Data Safety Monitoring Board Recommends Continuation with Final Dose Cohort in Phase 2a 'AMBITION' Clinical Trial for Treatment of Advanced NASH

- DSMB Review After Completion of the First Dose Cohort Affirmed No Safety or Tolerability Concerns with CRV431 in NASH Patients -

- DSMB Recommended the AMBITION Study Continue with Final Dosing Cohort -

- Final Cohort Expected to be Completed in Early 2021 -

EDISON, N.J., December 29, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA, “Hepion”), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”) and liver disease, today announced that an independent Data Safety Monitoring Board (“DSMB”) has approved the continuation of the Company’s Phase 2a ‘AMBITION’ clinical trial.

Two interim analyses were performed by a DSMB to evaluate the safety and tolerability of the 75 mg CRV431 dose cohort in NASH patients. The first analysis occurred half-way through the first dosing cohort and this, the second analysis, occurred at the completion of the first dosing cohort.

Hepion’s lead novel drug candidate, CRV431, is a pan-cyclophilin inhibitor that inhibits multiple forms of cyclophilins. Cyclophilins, of which there are 17 known isoforms in humans, play a central role in protein folding and contribute to numerous biological effects including inflammation and fibrosis, to name a few. NASH, which is a severe form of non-alcoholic fatty liver disease affects approximately 17 million people in the U.S. and is a leading cause of liver transplantation. NASH may also lead to cirrhosis, liver cancer and death. Formation of liver fibrosis has been linked to mortality in NASH. To date, there are no approved drugs to treat NASH.

The AMBITION trial is the first placebo-controlled study of CRV431 in NASH patients with evidence of moderate-to-severe fibrosis. In this study, which is being conducted at 10 U.S. sites, CRV431 is administered orally, once-daily for 28 days. The primary objectives of the AMBITION trial are to assess safety and tolerability of CRV431, as well as to delineate pharmacokinetics. The secondary outcome measure of this Phase 2a trial is to evaluate decreases in non-invasive antifibrotic markers from baseline to the end of the study. Data from the AMBITION trial will be used alongside Hepion’s proprietary AI-POWRTM to guide and enrich future study design.

“This is the second successful review by the DSMB of our AMBITION trial in NASH patients with moderate-to-severe fibrosis,” commented Dr. Robert Foster, Hepion’s CEO. “Now that we have completed dosing in our 75 mg cohort, we are enrolling our final dosing cohort of 225 mg. Dosing of all patients is expected to be completed in Q1-2021 with final data read-out for both dosing cohorts expected thereafter. The release of our top line preliminary data from our 75 mg dosing group is imminent. Despite the challenges of conducting a clinical trial during the COVID-19 pandemic, we continue to make good progress.”

About Hepion Pharmaceuticals

The Company's lead drug candidate, CRV431, is a potent inhibitor of cyclophilins, which are involved in many disease processes. CRV431 is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. CRV431 has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH; and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in preclinical studies.

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to CRV431, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing Phase 2a NASH program, Hepion will use the platform to identify additional potential indications for CRV431 to expand the company's footprint in the cyclophilin inhibition therapeutic space.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com